SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as Permitted by Rule
    14a-6(e)(2))
|_| Definitive Proxy Statement
|X| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              QUANTA SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|    No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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         (3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on
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         (5)    Total fee paid:

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|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                EXPLANATORY NOTE

                  Quanta Services, Inc., a Delaware corporation ("Quanta Services"), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on April 15, 2002 in connection with the solicitation of proxies for electing the board of directors of Quanta Services at the 2002 annual meeting of Quanta Services' stockholders.

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[QUANTA SERVICES, INC. LOGO]                                       PRESS RELEASE


FOR IMMEDIATE RELEASE

Contacts:
James Haddox, CFO                Jim Barron                  Ken Dennard / kdennard@easterly.com
Reba Reid                        Jonathan Gasthalter         Lisa Elliott / lisae@easterly.com
Quanta Services, Inc.            Citigate Sard Verbinnen     Easterly Investor Relations
713-629-7600                     212-687-8080                713-529-6600


                       QUANTA SENDS LETTER TO STOCKHOLDERS

HOUSTON - APRIL 15, 2002 - Quanta Services, Inc. (NYSE:PWR), a leading provider of specialized contracting services to the electric power, gas, telecommunications and cable television industries, today sent the following letter to stockholders with its definitive proxy statement.


April 15, 2002

Dear Quanta Stockholder:

It's decision time. And you have an important choice. Your Board needs your support and your vote.

Our largest stockholder - AQUILA, INC. (formerly UtiliCorp) - IS TRYING TO TAKE CONTROL OF QUANTA WITHOUT OFFERING YOU ANYTHING. No premium for your shares. No solid protections from future abusive behavior against minority stockholders. No real power over what they might do to Quanta if they take control. Nothing, except the vague promise that they may try to sell the company or buy back shares if it suits their agenda.

               STOP AQUILA: DON'T LET THEM GET QUANTA FOR NOTHING
            PLEASE SIGN AND SEND IN THE WHITE PROXY CARD IMMEDIATELY

We urge you to DISCARD any materials you receive from Aquila, including their Gold proxy card. Your vote for Quanta's director nominees at our May 23, 2002 annual meeting is vitally important to Quanta and the value of your investment.

              VOTE FOR QUANTA'S NOMINEES: THEY ARE WORKING FOR YOU

You should know THAT THE EXISTING QUANTA BOARD IS OPEN TO ALL VALUE CREATING ALTERNATIVES - including share buybacks. The only thing that Quanta's board is NOT OPEN to is letting Aquila capture value that is rightfully yours - or letting Aquila use Quanta's cash and credit capacity to take control for itself.

DESPITE AQUILA'S DISINGENUOUS RHETORIC, AQUILA HAS ACTUALLY BEEN AN IMPEDIMENT IN OUR EFFORTS TO GENERATE VALUE FOR YOU. Why? Aquila has been unwilling to work with us on potential extraordinary transactions. They simply want control. In addition, Aquila's large stake in Quanta has potentially deterred a would be acquirer and, we believe, could make some major utilities wary of doing business with us. Further, its tactless posturing about our future has created concern among our customers and employees.

                  AQUILA'S HAND-PICKED NOMINEES ARE PLEDGED TO
                          AQUILA'S SELF-SERVING AGENDA

Most of Aquila's nominees don't even pretend to be independent. If elected, their job is to deliver control of Quanta to Aquila. And if you let them succeed, Aquila could do what it likes with your investment - whether you like it or not.

Only four months ago, Aquila opportunistically squeezed out the minority stockholders in its highest growth subsidiary to take advantage of a weak market, thus inflicting steep losses for minority investors. Aquila, including two of Aquila's nominees for Quanta's Board, is being sued by minority stockholders who feel abused by them. This is not the only time in recent memory that Aquila has been sued by minority stockholders for mistreatment. A few years ago, Aquila squeezed out the minority in their controlled subsidiary, Aquila Gas Pipeline Corporation, at a lowball price over the objections of the special committee of Aquila Gas Pipeline directors. COULD THIS HAPPEN TO YOU? IS HANDING CONTROL TO SUCH PEOPLE IN YOUR BEST INTERESTS?

Aquila has said over and over again in SEC filings and in presentations to its own investors that earnings consolidation with Quanta TO BENEFIT AQUILA'S FINANCIAL STATEMENTS is a main priority:

>> Aquila is "considering whether to pursue a transaction with [Quanta] that would enable [Aquila] to ENJOY THE BENEFIT OF FINANCIAL STATEMENT CONSOLIDATION for accounting purposes."
                - Amendment No. 8 to UtiliCorp (Aquila) Schedule 13D,
                  dated May 25, 2000.

>> "[Aquila] intends to increase its percentage of ownership of [Quanta] to...ENJOY THE BENEFITS OF FINANCIAL STATEMENT CONSOLIDATION for accounting purposes."
                - Amendment No. 12 to UtiliCorp (Aquila) Schedule 13D,
                  dated September 28, 2001.

>>   "With regard to Quanta, WE VERY MUCH WANT TO ACHIEVE CONSOLIDATION."
                - Aquila chief financial officer Daniel J. Streek during
                  Aquila's February 7, 2002 Fourth Quarter 2001 Earnings Conference Call.

Even in the materials it is sending to you - Quanta shareholders - Aquila admits (although you need to read the fine print to see it) that IT INTENDS TO USE YOUR MONEY TO TAKE CONTROL OF QUANTA through a self-tender: "Aquila and the Aquila nominees are committed to implementing a joint Company self-tender/Aquila tender offer for sufficient shares of Common Stock that will result in Aquila owning more than 50% of the outstanding Common stock.... [Quanta] will finance the self-tender offer through internally-generated funds and borrowings...".(1) What they don't tell you is how much debt they plan to put on your Company to achieve their accounting goals.

                    QUANTA CONTINUES TO OUTPERFORM ITS PEERS
                      AND HAS EXCELLENT LONG-TERM PROSPECTS

Contrary to public statements made by Aquila - designed we believe to mislead you - Quanta has performed strongly relative to its peers in a very difficult market and has excellent long-term prospects as the premier national contracting solutions franchise. In 2001, Quanta generated

       >> Record revenues, concluding a three-year period of revenue growth that outpaced its peers;
       >> Industry leading profitability with higher EBIT and EBITDA margins than its peers;
       >> EPS growth above its peers; and
       >> Record cash flow from operations.


--------
(1) Aquila Schedule 14A, Section 13, dated April 3, 2002.

[Bar Graph titled "QUANTA PERFORMANCE: RECORD REVENUES"
($ in millions) for the years 1997, 1998, 1999, 2000 & 2001 (as reported) with points as follows:

1997-$183

1998-$334

1999-$926

2000-$1,793

2001-$2,015]


[Bar Graph titled "RECORD CASH FLOW FROM OPERATIONS"
($ in millions) for the years 1998, 1999*, 2000* & 2001* with points as follows:

1998-$8

1999-$46

2000-$45

2001-$210

*Before merger and special charges]


[Bar Graph titled "EBITDA GROWTH" ($ in millions) for the years
1997, 1998, 1999*, 2000* & 2001* with
points as follows:

1997-$25

1998-$45

1999-$159

2000-$310

2001-$292

*Before merger and special charges]


[Bar Graph titled "INDUSTRY LEADING PROFITABILITY" showing EBIT and EBITDA margins of Quanta, Arguss, Dycom and MasTec for 2001 with points as follows:

             EBIT 2001                      EBITDA 2001
   -----------------------------   ----------------------------
       Company     Margin               Company     Margin
   -----------------------------   ----------------------------
       Quanta       11%*                Quanta       15%*

       Arguss        5%                 Arguss       10%

       Dycom         9%                 Dycom        14%

       MasTec        6%                 MasTec       11%

*Before merger and special charges]

Furthermore, Quanta has successfully maintained a strong balance sheet throughout the industry downturn and has the financial flexibility to fuel growth as industry conditions improve. Consider what some analysts have had to say about Quanta:

>>   "QUANTA TURNED IN A SOLID OVERALL PERFORMANCE [IN THE FOURTH QUARTER]."
                - Mark Hughes, Suntrust Robinson Humphrey Equity Research
                  Report, February 14, 2002 (2)

>> "WE WOULD BE BUYERS OF PWR, AS THE COMPANY IS WELL POSITIONED TO BENEFIT FROM INCREASED OUTSOURCING AND NEW CUSTOMER ACQUISITIONS IN ITS ELECTRIC POWER BUSINESS."
                - Carl Palitti, Gerard Klauer Mattison Equity Research Report,
                  February 15, 2002 (2)

>> "QUALITY 4Q RESULTS AND IMPROVING BALANCE SHEET STRENGTHEN MANAGEMENT'S CASE FOR INDEPENDENCE IN THE IMMINENT PROXY FIGHT WITH [AQUILA]."
                - Evan Smith, Sanders Morris Harris Equity Research Report,
                  February 14, 2002 (2)

>> "WE LIKE [QUANTA] MANAGEMENT'S FOCUS ON 1) CASH GENERATION 2) GROSS MARGIN IMPROVEMENT/STABILIZATION, 3) BETTER PRODUCTIVITY."
                - Chris Gutek, Morgan Stanley Equity Research Report,
                  February 15, 2002 (2)


--------
(2) Consent of author or publication for inclusion in proxy solicitation materials was neither sought nor gained.

                       AQUILA'S PERFORMANCE HAS BEEN WEAK

While Aquila criticizes us, its own performance should be questioned. The facts speak for themselves:

                - Aquila shares lost 20% of their value over the last six
                  months;
                - Aquila recently was downgraded by Fitch rating service to
                  BBB-, just above junk bond status;
                - Aquila is engaged in a dispute with Chubb over their
                  agreement to collateralize $570 million worth of surety bonds; and
                - We believe that Aquila cannot meet the earnings expectations it has set for Wall Street unless it can consolidate Quanta's earnings.

                QUANTA'S NOMINEES SHARE YOUR GOAL TO BUILD VALUE

     QUANTA'S NOMINEES ARE:
                - Responsible for and still supervising almost $700 million, or approximately 35%, of Quanta's 2001 revenues.
                - Owners of 5% of Quanta's stock;
                - Very knowledgeable about our business, with 84 years in
                  aggregate of direct operating experience;
                - Exploring all value creation avenues for Quanta and its
                  stockholders; and,
                - Willing to consider any transaction - including any that
                  Aquila would propose - but only if it is fair to all Quanta stockholders.

Consider what one analyst recently said:

>> "WE THINK CURRENT MANAGEMENT IS BEST SUITED TO RUN QUANTA AND BELIEVE STOCKHOLDERS SHOULD SUPPORT THEM IN THE UPCOMING PROXY BATTLE [WITH AQUILA.]"
                - Carl Palitti, Gerard Klauer Mattison Equity Research Report,
                  February 15, 2002 (2)

ONLY YOU CAN PUT A STOP TO AQUILA'S ABUSIVE TACTICS BY VOTING FOR QUANTA'S NOMINEES. Your Board of Directors recommends that you SIGN AND RETURN QUANTA'S WHITE PROXY CARD EVEN IF YOU HAVE ALREADY SENT IN AQUILA'S GOLD CARD.

            AND REMEMBER - NOT VOTING WILL MAKE IT EASIER FOR AQUILA
                   MAKE YOUR CHOICE - BE HEARD - PLEASE VOTE!

Because Aquila controls 34% of the voting power of Quanta's stock and the election of directors depends only upon the number of votes cast, to elect Quanta's nominees ALL QUANTA STOCKHOLDERS MUST STEP FORWARD AND PARTICIPATE. If you have any questions about this process, you can call MacKenzie Partners, Inc., our proxy solicitor, toll free at 800-322-2885, or us. Our goal in the coming months is to continue Quanta's strong performance and to get out the vote against Aquila's nominees. We hope that we will be able to count on your support.
Very truly yours,

By: /s/ Vincent D. Foster                   By: /s/ John R. Colson
Vincent D. Foster                           John R. Colson
Chairman                                    Chief Executive Officer


--------
(2) Consent of author or publication for inclusion in proxy solicitation materials was neither sought nor gained.

Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company's comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.

IMPORTANT INFORMATION

Quanta Services, Inc. has filed a proxy statement with the Securities and Exchange Commission relating to Quanta's solicitation of proxies from its stockholders with respect to the Quanta Services, Inc. 2002 annual meeting of stockholders. QUANTA SERVICES, INC. ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT IN ITS ENTIRETY, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Quanta's proxy statement and other relevant documents are available for free at www.sec.gov. You may also obtain a free copy of Quanta's proxy statement by writing to Quanta Services, Inc. at 1360 Post Oak Boulevard, Suite 2100, Houston, Texas 77056 or by contacting MacKenzie Partners, Inc., toll free at 1-800-322-2885. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Quanta's stockholders is available in the proxy statement filed by Quanta with the SEC.

This letter contains various forward-looking statements and information, including management's expectations regarding the future performance of Quanta. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including, among other matters, future growth in the electric utility and telecommunications outsourcing industry and the ability of Quanta to complete acquisitions and to effectively integrate the operations of acquired companies, and uncertainties relating to Aquila's hostile proxy fight for the Company, as well as general risks related to the industries in which Quanta, its customers and its suppliers operate. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the company's reports filed under the Securities Exchange Act of 1934, as amended.


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